Exhibit 99.2

SECOND AMENDMENT TO
STOCKHOLDERS AGREEMENT

            THIS SECOND AMENDMENT TO STOCKHOLDERS AGREEMENT, dated as of June 23, 2004 (this “Amendment”), by and among General Mills, Inc., a Delaware corporation (the “Company”), Diageo plc, a public limited company incorporated under the laws of England and Wales (“Parent”), and Diageo Atlantic Holding B.V., a private company with limited liability organized under the laws of The Netherlands and an indirect wholly owned subsidiary of Parent (“DAHBV” and, together with Parent, the “Shareholder Group”). Unless otherwise specified, capitalized terms used herein shall have the meanings ascribed to them in the Stockholders Agreement (as defined hereunder).

W I T N E S S E T H

            WHEREAS, the Company, Parent and Gramet Holdings Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Gramet”) are the parties to that certain Stockholders Agreement, dated as of October 31, 2001 (the “Stockholders Agreement”);

            WHEREAS, DAHBV holds the shares of Common Stock originally held by Gramet subject to the provisions of the Stockholders Agreement as successor in interest to Gramet; and

            WHEREAS, the parties to the Stockholders Agreement desire to amend the Stockholders Agreement as set forth in this Amendment and to provide for such other agreements among the parties as set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Article I. Article I of the Stockholders Agreement is hereby amended as follows:

(a)	The definition of Parent Board Member is hereby deleted.

(b)	The definition of Parent Director is hereby deleted.

(c)	The definition of Shareholder Group Directors is hereby deleted.

2.	Article III. Article III of the Stockholders Agreement is hereby amended to delete the words “BOARD REPRESENTATION” from the title thereof, and is hereby further amended as follows:

(a)	Section 3.1(e) is hereby replaced in its entirety with the following:

(e) act, alone or in concert with others, to seek to affect or influence the control of the Board or the management of the Company, or the business, operations, affairs or policies of the Company;

(b)	Section 3.3 is hereby replaced in its entirety with the following:

Section 3.3 Voting. Until the twentieth anniversary of the Closing or, if earlier, such time as the Shareholder Group Shares represent less than 5% of the then outstanding shares of Common Stock, each member of the Shareholder Group shall (i) vote at any stockholder meeting or in connection with any action by written consent at or in which Voting Securities are entitled to vote, on any matter that may be presented, all of its Shareholder Group Shares in the same proportion as the votes cast by or on behalf of the holders of Voting Securities other than the members of the Shareholder Group; provided that, notwithstanding the above, (A) in connection with any election of Directors by the stockholders of the Company, the Shareholder Group members shall vote all of the Shareholder Group Shares in favor of the election of the full slate of Director nominees recommended by the Board to the stockholders of the Company, and (B) at any time when the Shareholder Group Shares represent less than 10% of the then outstanding shares of Common Stock, the Shareholder Group members shall be entitled to vote the Shareholder Group Shares in their discretion on any Select Voting Matter that may be presented to the stockholders of the Company and (ii) be present in person or represented by proxy, at all meetings of stockholders of the Company so that all Shareholder Group Shares shall be counted for the purpose of determining the presence of a quorum at such meetings. For the avoidance of doubt, it is understood and agreed that nothing contained in Section 3.1 shall limit any Shareholder Group member from exercising its voting rights as permitted under this Section 3.3 with respect to Select Voting Matters.

(c)	Section 3.4 is hereby replaced in its entirety with the following:

Section 3.4 [RESERVED].

(d)	Section 3.5 is hereby replaced in its entirety with the following:

Section 3.5 Provision of Information. The Company shall provide to Parent in a reasonably timely manner such information regarding the Company and its Subsidiaries as Parent requests and which is necessary in order for Parent to prepare (a) the reports and accounts of Parent required under applicable stock exchange rules and regulations or (b) the reports of Parent required to be filed under the Exchange Act, provided that with respect to such information provided, Parent shall, and it hereby agrees to, be bound by the same restrictions on disclosure and use of confidential information as apply to a Director in his capacity as such, it being understood and agreed that nothing contained in this Section 3.5 shall prohibit Parent from including any such information in such reports under applicable stock exchange rules and regulations or under the Exchange Act as and to the extent required to be so included.

3.	Counterparts: Effectiveness. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Except as expressly amended hereby, the terms and conditions of the Stockholders Agreement shall remain in full force and effect. The Stockholders Agreement, as amended by this Amendment, shall be binding upon the parties hereto and their successors and permitted assigns. This Amendment shall be effective as of the date first written above.

4.	Applicable Law; Consent to Jurisdiction.

(a)	This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of law.

(b)	In connection with any suit, claim, action or proceeding arising out of this Agreement, the parties each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in the State of Delaware; Parent and the Company each agree that service in the manner set forth in Section 8.4 of the Stockholders Agreement shall be valid and sufficient for all purposes; and the parties each agree to, and irrevocably waive any objection based on forum non conveniens or venue to, appear in any United States federal court or state court located in the State of Delaware.

            IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth at the head of this Amendment.

GENERAL MILLS, INC.
By:	/s/ Siri S. Marshall

Name:	Siri S. Marshall
Title:	Senior Vice President, Corporate Affairs, General Counsel and Secretary

DIAGEO plc
By:	/s/ Nick Rose

Name:	Nick Rose
Title:	CFO

DIAGEO ATLANTIC HOLDING B.V.
By:	/s/ M.C.T.M. Gerichhausen

Name:	M.C.T.M. Gerichhausen
Title:	Director

DIAGEO ATLANTIC HOLDING B.V.
By:	/s/ K. J. McGuire

Name:	K. J. McGuire
Title:	Director